UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     February 21, 2005

BIG LOTS, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 21, 2005, the Nominating and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Big Lots, Inc. (the “Company”), determined that no bonuses would be paid under the Big Lots, Inc. 1998 Key Associate Annual Incentive Compensation Plan, as amended (the “Bonus Plan”) for the year ended January 29, 2005 (“fiscal 2004”). On February 22, 2005, the Board established the Company’s fiscal 2005 planned earnings and, upon recommendation of the Committee, approved the performance targets established by the Committee under the Bonus Plan for the year ending January 28, 2006 (“fiscal 2005”). Attached as Exhibit 10.1 to this Current Report on Form 8-K is a description of the established performance targets.

On February 21, 2005, the Committee also granted to certain executive officers, including a named executive officer (as that term is defined in Item 402(a)(3) of Regulation S-K), non-qualified stock option awards pursuant to the Big Lots, Inc. 1996 Performance Incentive Plan, as amended. These stock option awards are evidenced by a Non-Qualified Stock Option Grant Agreement, the form of which was filed as an exhibit to the Company’s Current Report on Form 8-K on September 13, 2004.

Item 2.02 Results of Operations and Financial Condition.

On February 23, 2005, the Company issued a press release and conducted a conference call, both of which reported the Company’s unaudited fourth quarter and fiscal 2004 results, provided guidance for fiscal 2005, and announced that the Company would restate previously filed annual and quarterly financial statements to correct certain errors in lease accounting (as discussed in Item 4.02 below). The Company’s results of operations for the quarter and year ended January 29, 2005, as well as the comparative periods presented in the press release and conference call, did not take into account the impact of any lease accounting adjustments.

The press release and conference call both included “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). Specifically, the following non-GAAP financial measures were included: (i) adjusted selling and administrative expenses; (ii) adjusted operating profit (loss); (iii) adjusted income (loss) before income taxes; (iv) adjusted income tax (benefit) expense; (v) adjusted income (loss) from continuing operations; (vi) adjusted discontinued operations; (vii) adjusted net income (loss); and (viii) adjusted income (loss) per common share, basic and diluted, for continuing operations, discontinued operations and net income.

These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) the following: (i) an after-tax charge to continuing operations of $5.7 million (net of a $0.6 million adjustment made in the fourth quarter of fiscal 2003) recorded in fiscal 2003 related to the settlement of California wage and hour litigation; (ii) the fourth quarter of fiscal 2003 partial charge-off of a note and warrant received when the Company sold KB Toys in December 2000, along with the related tax benefits; (iii) an after-tax charge to discontinued operations of $1.3 million recorded in the third quarter of fiscal 2003 related to the settlement of a national class action lawsuit concerning certain advertising practices of KB Toys; (iv) an after-tax charge to discontinued operations of $8.5 million recorded in the fourth quarter of fiscal 2003 related to KB lease rejections and certain tax matters; and (v) an after-tax charge to discontinued operations of $6.6 million recorded in the third quarter of fiscal 2004 related to the estimated liability resulting from the additional rejection of store leases and the default of a first mortgage by KB Toys. As required by Rule 100 of Regulation G and Item 10 of Regulation S-K, the press release, which was posted on the Company’s website and referred to during the conference call, contained a presentation of the most directly comparable financial measures calculated and presented in accordance GAAP and a reconciliation of the differences between the non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP.

The Company’s management believes that the disclosure of these non-GAAP financial measures provides useful information to investors because the non-GAAP financial measures present an alternative and more relevant method for measuring the Company’s operating performance, excluding special items included in the most directly comparable GAAP financial measures, that management believes is more indicative of the Company’s on-going operating results and financial condition. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s operating performance and as a measure of performance for incentive compensation purposes.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-GAAP financial measures as reported by the Company may not be comparable to similarly titled items reported by other companies.

Attached as exhibits to this Current Report on Form 8-K are copies of the Company’s February 23, 2005 press release (Exhibit 99.1), and the transcript of the Company’s February 23, 2005 conference call (Exhibit 99.2), including information concerning forward-looking statements and factors that may affect the Company’s future results. The information in Exhibits 99.1 and 99.2 is being furnished, not filed, pursuant to Item 2.02 of this Current Report on Form 8-K. By furnishing the information in this Current Report on Form 8-K and the attached exhibits, the Company is making no admission as to the materiality of any information in this Current Report or the exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, the Company’s $500 million five-year unsecured credit facility dated October 29, 2004 (the “2004 Credit Agreement”) provides the Company with proceeds for general corporate purposes, working capital, and repayment of certain indebtedness, including amounts previously satisfied in connection with the Company’s prior credit facility and privately-placed senior notes (both of which were terminated by the Company on October 29, 2004). In addition to revolving credit loans, the 2004 Credit Agreement includes a $30 million swing loan sub-limit, a $50 million bid loan sub-limit, and a $150 million letter of credit sub-limit. At February 24, 2005, the total indebtedness under the 2004 Credit Agreement was $184.5 million, comprised of $100.0 million in revolving credit loans, $53.9 million in letters of credit, $10.6 million in swing loans, and $20.0 million in bid loans. The Company historically has drawn upon its credit facilities to fund seasonal working capital needs and has substantially repaid these seasonal borrowings during the fourth quarter of each fiscal year. Due to the termination of the privately-placed senior notes, the Company expects borrowings and letters of credit through the middle of April 2005 to range between $150.0 million and $225.0 million. Given the seasonality of the Company’s business, the amount of borrowings under the 2004 Credit Agreement may fluctuate materially depending on various factors, including the time of year and the Company’s need to acquire merchandise inventory.

The 2004 Credit Agreement permits, at the Company’s option, borrowings at various interest rate options based on the prime rate or London Interbank Offering Rate plus applicable margin. The 2004 Credit Agreement also permits, as applicable, borrowings at various interest rate options mutually agreed upon by the Company and the lenders. The weighted average interest rate of the outstanding loans at February 24, 2005 was 3.29%. The Company typically repays and/or borrows on a daily basis in accordance with the terms of the 2004 Credit Agreement. The daily activity is a net result of the Company’s liquidity position which is affected by (i) cash inflows such as store cash, credit card settlements, and other miscellaneous deposits, and (ii) cash outflows such as check clearings, wire and other electronic transactions, and other miscellaneous disbursements.

The 2004 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios — a leverage ratio and a fixed charge coverage ratio. A violation of these covenants could result in a default under the 2004 Credit Agreement which would permit the lenders to restrict the Company’s ability to further access the 2004 Credit Agreement for loans and letters of credit, and require the immediate repayment of any outstanding loans under the 2004 Credit Agreement.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) As disclosed in its press release and conference call of February 23, 2005, the Company will restate certain of its previously filed annual and quarterly financial statements. This decision is the result of a review of the Company’s accounting for lease transactions. After consultation with its Audit Committee and independent auditors, Deloitte & Touche LLP, the Company concluded on February 21, 2005 that it will correct certain errors in its accounting for two types of leasing transactions. First, historically, construction allowances have been recorded as reductions to property and equipment and depreciation expense, rather than being recorded on the balance sheet as a deferred credit and amortized over the life of the lease as a reduction to rent expense. Additionally, the Company’s statements of cash flows reflected construction allowances received as a reduction of capital expenditures (within “investing” cash flows), rather than as an operating lease activity (within “operating” cash flows). Second, the Company had excluded the build-out period of its stores from its straight line rent expense calculations. All necessary corrections and restated financial statements for fiscal 2004, fiscal 2003, and fiscal 2002 are expected to be completed to allow the Company to timely file its Form 10-K for the fiscal year ended January 29, 2005. Accordingly, the previously issued consolidated financial statements for the fiscal years ended January 31, 2004, and February 1, 2003, and the interim periods ended October 30, 2004, July 31, 2004, and May 1, 2004, should not be relied upon.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Performance targets for fiscal 2005 under the Big Lots, Inc. 1998 Key Associate Annual Incentive Compensation Plan, as amended.

99.1	Big Lots, Inc. press release dated February 23, 2005.

99.2	Transcript of Big Lots, Inc. conference call dated February 23, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

Dated: February 25, 2005	By:	/s/ Charles W. Haubiel II

Charles W. Haubiel II Senior Vice President, General Counsel and Corporate Secretary